Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Full Year 2023 Results

LAS VEGAS, February 7, 2024 (GLOBE NEWSWIRE)—Red Rock Resorts, Inc. (“Red Rock Resorts,” “we” or the “Company”) (NASDAQ: RRR) today reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Results

Consolidated Operations

•	Net revenues were $462.7 million for the fourth quarter of 2023, an increase of 8.8%, or $37.2 million, from $425.5 million in the same period of 2022.

•	Net income was $108.9 million for the fourth quarter of 2023, a decrease of 36.0%, or $61.3 million, from $170.2 million in the same period of 2022.

•	Adjusted EBITDA(1) was $201.3 million for the fourth quarter of 2023, an increase of 3.6%, or $6.9 million, from $194.4 million in the same period of 2022.

Las Vegas Operations

•	Net revenues from Las Vegas operations were $459.4 million for the fourth quarter of 2023, an increase of 9.5%, or $39.7 million, from $419.6 million in the same period of 2022.

•	Adjusted EBITDA from Las Vegas operations was $220.3 million for the fourth quarter of 2023, an increase of 6.5%, or $13.4 million, from $206.9 million in the same period of 2022.

Full Year Results

Consolidated Operations

•	Net revenues were $1.72 billion in 2023, an increase of 3.6%, or $60.3 million, from $1.66 billion in 2022.

•	Net income was $337.8 million in 2023, a decrease of 13.5%, or $52.6 million, from $390.4 million in 2022.

•	Adjusted EBITDA(1) was $746.0 million in 2023, an increase of 0.3%, or $2.1 million from $743.9 million in 2022.

Las Vegas Operations

•	Net revenues from Las Vegas operations were $1.71 billion in 2023, an increase of 3.6%, or $58.9 million, from $1.65 billion in 2022.

•	Adjusted EBITDA from Las Vegas operations was $818.8 million in 2023, an increase of 0.7%, or $6.0 million, from $812.8 million in 2022.

Balance Sheet Highlights

The Company’s cash and cash equivalents at December 31, 2023 were $137.6 million and total principal amount of debt outstanding at the end of the fourth quarter was $3.4 billion.

Quarterly Dividend

The Company’s Board of Directors has declared a cash dividend of $0.25 per Class A common share for the first quarter of 2024. The dividend will be payable on March 29, 2024 to all stockholders of record as of the close of business on March 15, 2024.

Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.25 per unit for a total distribution of approximately $27.3 million, approximately $15.8 million of which is expected to be distributed to the Company and approximately $11.5 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Special Dividend

The Company’s Board of Directors has declared a special dividend of $1.00 per Class A common share. The dividend will be payable on March 4, 2024 to all stockholders of record as of the close of business on February 22, 2024.

Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $1.00 per unit for a total distribution of approximately $109.3 million, approximately $63.3 million of which is expected to be distributed to the Company and approximately $46.0 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 2244930. A replay of the call will be available from today through February 14, 2024 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other, net (including gains and losses on asset disposals, demolition costs, preopening and development, business innovation and technology enhancements, contract termination costs and non-routine items), asset impairment, interest expense, net, provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming, hospitality and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include hotels as well as various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Durango Resort & Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem, Wildfire Fremont and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward-looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the impact of rising inflation, higher interest rates and increased energy costs on consumer demand and the Company’s business, financial results and liquidity; the impact of unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, pandemics, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

MEDIA:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693

Red Rock Resorts, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating revenues:
Casino	$301,660	$283,265	$1,132,154	$1,126,058
Food and beverage	85,071	73,813	313,619	283,067
Room	52,236	44,385	183,103	164,502
Other	23,542	21,597	94,403	87,089
Management fees	205	2,410	807	3,070

Net revenues	462,714	425,470	1,724,086	1,663,786

Operating costs and expenses:
Casino	81,946	71,228	293,993	279,537
Food and beverage	66,050	58,532	244,786	224,903
Room	14,636	13,211	55,064	52,017
Other	8,084	8,641	32,549	32,258
Selling, general and administrative	96,659	84,984	374,494	353,043
Depreciation and amortization	36,168	31,057	132,536	128,368
Write-downs and other, net	(12,792)	(63,747)	31,976	(47,660)
Asset impairment	—	—	—	80,018

	290,751	203,906	1,165,398	1,102,484

Operating income	171,963	221,564	558,688	561,302
Earnings from joint ventures	802	791	3,095	3,469

Operating income and earnings from joint ventures	172,765	222,355	561,783	564,771

Other expense:
Interest expense, net	(48,725)	(40,180)	(181,023)	(129,889)

Income before income tax	124,040	182,175	380,760	434,882
Provision for income tax	(15,124)	(11,958)	(42,984)	(44,530)

Net income	108,916	170,217	337,776	390,352
Less: net income attributable to noncontrolling interests	52,617	78,462	161,772	184,895

Net income attributable to Red Rock Resorts, Inc.	$56,299	$91,755	$176,004	$205,457

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.97	$1.59	$3.04	$3.48
Earnings per share of Class A common stock, diluted	$0.95	$1.49	$2.94	$3.36
Weighted-average common shares outstanding:
Basic	58,053	57,547	57,875	58,976
Diluted	103,139	102,859	103,217	104,663
Dividends declared per common share	$0.25	$1.25	$1.00	$2.00

Red Rock Resorts, Inc.

Segment Information and Reconciliation of Net Income to Adjusted EBITDA

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenues
Las Vegas operations	$459,365	$419,647	$1,709,951	$1,651,048
Native American management	—	2,207	—	2,207

Reportable segment net revenues	459,365	421,854	1,709,951	1,653,255
Corporate and other	3,349	3,616	14,135	10,531

Net revenues	$462,714	$425,470	$1,724,086	$1,663,786

Net income	$108,916	$170,217	$337,776	$390,352
Adjustments
Depreciation and amortization	36,168	31,057	132,536	128,368
Share-based compensation	5,158	4,716	19,673	17,515
Write-downs and other, net	(12,792)	(63,747)	31,976	(47,660)
Asset impairment	—	—	—	80,018
Interest expense, net	48,725	40,180	181,023	129,889
Provision for income tax	15,124	11,958	42,984	44,530
Other	—	20	—	866

Adjusted EBITDA	$201,299	$194,401	$745,968	$743,878

Adjusted EBITDA
Las Vegas operations	$220,268	$206,864	$818,820	$812,849
Native American management	—	4,639	—	1,071
Corporate and other	(18,969)	(17,102)	(72,852)	(70,042)

Adjusted EBITDA	$201,299	$194,401	$745,968	$743,878